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                                  UNITED STATES
                                  -------------

                       SECURITIES AND EXCHANGE COMMISSION
                       ----------------------------------

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): January 18, 1999

                             PICTURETEL CORPORATION

             (Exact name of Registrant as specified in its charter)

          DELAWARE               1-9434                      04-2835972
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(State or other jurisdiction of  (Commission File Number     (I.R.S. Employer
incorporation or organization                                Identification No.)

100 MINUTEMAN ROAD, ANDOVER, MA.                             01810
--------------------------------                             -----
(Address of Principal Executive Offices)                     (Zip Code)

REGISTRANT'S TELEPHONE NUMBER:                               978-292-5000
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Item 5. Other Events

     PictureTel and Intel have entered into a Distribution and Joint Product Development agreement. Under terms of the agreement, Intel will provide PictureTel with distribution rights to sell the Intel(R) ProShare(R) Video System 500, and exclusive worldwide distribution rights to sell and support the Intel(R) TeamStation(TM) System. In addition to its expertise in videoconferencing distribution, sales and marketing, PictureTel will provide its complete line of professional, managed and maintenance support services for both products. These Intel products augment PictureTel's existing product line of group, compact, and desktop videoconferencing systems.

     By utilizing their respective strengths in PC technology innovation and visual collaboration, the two companies will develop high-quality PC-based solutions for customers' diverse communication needs and make it easier for customers to access global services and support. The jointly developed products will take advantage of rapidly emerging markets and technologies, including the next-generation Internet, broadband, cable modems, XDSL, and others. The companies expect the result of their collaboration to be a larger, more competitive videoconferencing industry that distributes products and building blocks through a wider range of channels.

     Intel and PictureTel also agreed to begin joint development of videoconferencing and collaboration products based on a common PC-based architecture. The common platform will be the foundation for future products that will feature communication and multimedia capabilities such as collaboration over LANs,


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streaming audio and video, and real-time conferencing. The full benefit of this joint development agreement can be expected in the year 2000. These future products -- which will operate over multiple networks, including IP, ISDN and ATM -- will complement PictureTel's existing product line and will be marketed under the PictureTel brand name. Intel plans to market the resulting building-block components to other manufacturers and integrators.

     In connection with the Distribution and Joint Product Development Agreement signed January 18, 1999, Intel will also invest $30.5 million in PictureTel, subject to completion of closing conditions in a Stock Purchase and Investor Rights Agreement between the two companies signed concurrently.

     The shares of a new series of non-voting Series A Preference Stock, convertible into the same number of shares of PictureTel Common Stock (with anti-dilution protection for stock splits and the like), was established by vote of PictureTel's Board of Directors pursuant to its authority under the Company's charter and will represent on an as-converted basis an investment in approximately 10% of PictureTel Common Stock. This security is to be sold by PictureTel in consideration of the payment by Intel of cash of $6.81 per share (or, if lower, the average of the closing prices of a share of PictureTel Common Stock on NASDAQ NMS during a specified trading period prior to the closing) and Intel's entering into the Distribution and Joint Product Development Agreement referenced above. Under the Stock Purchase and Investor Rights Agreement Intel has certain ancillary rights to acquire additional securities of


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PictureTel in order to maintain, subject to the specified terms and conditions, its percentage ownership of PictureTel's equity.

     The Stock Purchase and Investor Rights Agreement contemplates a closing by February 17, 1999, subject to satisfaction (or waiver) of specified closing conditions (including completion of due diligence by Intel) and contains indemnification and related provisions relating to the representation and warranties by the parties to the Stock Purchase and Investor Rights Agreement. The terms of the new Series A Preference Stock to be purchased by Intel will be set forth in a Certificate of Designation to be filed by PictureTel in Delaware in connection with the Closing.

     The Agreement also contains various other ancillary provisions, including those relating to registration rights and information to be provided to Intel in connection with the acquired securities, maintaining the confidentiality of information, notice to Intel and other related provisions in connection with important corporate events of PictureTel, and provisions relating to compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, pertaining to any conversion by Intel into PictureTel Common Stock.


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     A copy of the Stock Purchase and Investor Rights Agreement will be filed with the PictureTel Report on Form 10-K for the year ending December 31, 1998, to be filed in March 1999.

Item 7. Financial Statement and Exhibits.

       (c) Exhibits

99.1.  Press release dated January 19, 1999
99.2.  Press release dated January 19, 1999


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                                    SIGNATURE

     Pursuant to the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                  PICTURETEL CORPORATION



                                   /s/ Arthur L. Fatum
                                   ------------------------------------------
                                   Arthur L. Fatum
                                   Vice President and Chief Financial Officer
                                   (Principal Financial Officer)
                                   January 22, 1999